Exhibit 10.1

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

BETWEEN

DEERFIELD CAPITAL CORP.

AND

BOUNTY INVESTMENTS, LLC

DATED AS OF JUNE 9, 2010

i

Section 5.6	Specific Performance	17

Section 5.7	Waiver of Jury Trial	17

Section 5.8	Binding Effect; Persons Benefiting; Assignment	17

Section 5.9	Counterparts	17

Section 5.10	Entire Agreement	17

Section 5.11	Severability	17

Section 5.12	Amendments and Waivers	18

Section 5.13	Delays or Omissions	18

EXHIBITS

Exhibit A – Initial Investor Designees

Exhibit B – Form of Majority Voting Bylaw

ii

STOCKHOLDERS AGREEMENT, dated as of June 9, 2010 (this “Agreement”), by and between Deerfield Capital Corp., a Maryland corporation (the “Company”), and Columbus Nova Partners, LLC, a Delaware limited liability company (the “Investor”).

WHEREAS, the Company, the Manager and the Investor are parties to an Acquisition and Investment Agreement, dated as of March 22, 2010 (the “Acquisition and Investment Agreement”), pursuant to which, upon the terms and subject to the conditions therein, the Company will at Closing issue the Stock Consideration to the Investor in consideration for the purchase of all of the Equity Interests of the Manager (the “Acquisition”);

WHEREAS, the Company and the Investor are parties to a Convertible Note Purchase Agreement, dated as of March 22, 2010 (the “Convertible Note Purchase Agreement”), pursuant to which, upon the terms and subject to the conditions therein, the Investor will at Closing purchase $25,000,000 in aggregate principal amount of senior subordinated convertible notes of the Company (the “Convertible Notes”), convertible into shares of Common Stock of the Company (the “Conversion Shares”) in accordance with the terms of the Convertible Notes;

WHEREAS, the Investor has the registration rights with respect to the Conversion Shares and the Investor Shares (as defined below) as provided in the Registration Rights Agreement, dated as of the date hereof (the “Registration Rights Agreement”);

WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the parties to consummate the Closing; and

WHEREAS, the Company and the Investor desire to establish in this Agreement certain terms and conditions concerning the corporate governance of the Company, the Stock Consideration and the Conversion Shares and related provisions concerning the relationship of the Investor with, and its investment in, the Company from and after the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below; provided that capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Acquisition and Investment Agreement:

“Acquisition” has the meaning assigned in the recitals.

“Acquisition and Investment Agreement” has the meaning assigned in the recitals.

“Affiliate” shall have the meaning assigned in the Acquisition and Investment Agreement; provided, that for purposes of this Agreement, the Company and its Subsidiaries shall not be deemed to be Affiliates of the Investor and the Investor shall not be deemed to be an Affiliate of the Company and its Subsidiaries.

“Agreement” has the meaning assigned in the preamble.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities that may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).  For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or any “group” (as contemplated by Exchange Act Rule 13d-5(b)) of which such Person or any such Affiliate is or becomes a member.  The term “Beneficially Own” shall have a correlative meaning.

“Board” means, as of any date, the Board of Directors of the Company in office on that date.

“Closing” means the closing of the transactions contemplated in the Acquisition and Investment Agreement.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company” has the meaning assigned in the preamble.

“Consents” means all consents, notices, authorizations, novations, Orders, waivers, approvals, licenses, accreditations, certificates, declarations, filings or expiration of waiting periods, non-objection or confirmation by a rating agency that an action or event will not result in the reduction or withdrawal of a rating.

“Constituent Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document, and with respect to any other Person, its comparable organizational documents, in each case, as amended or restated.

“Contract” means any written or oral contract, agreement, lease, license, indenture, note, bond, mortgage, loan, instrument, conditional sale contract, guarantee commitment or other arrangement, understanding, undertaking or obligation.

“Conversion Shares” has the meaning assigned in the recitals.

“Convertible Note Purchase Agreement” has the meaning assigned in the recitals.

“Company Stock Plan” means that certain Deerfield Triarc Capital Corp. Stock Incentive Plan effective as of December 17, 2004, as amended.

“Dilution Notice”  has the meaning assigned in Section 3.1(h)(ii).

“Director” means any member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any foreign, federal, state or local governmental, judicial, legislative, regulatory or administrative agency, commission or authority, and any court, tribunal or arbitrator(s) of competent jurisdiction, including Self-Regulatory Organizations.

“Independent Director” means a Director who qualifies as an “independent director” of the Company under (a) the Corporate Governance Guidelines of the Company then in effect and (b) (i) applicable NASDAQ rules, as such rules may be amended, supplemented or replaced from time to time, or (ii), if the Common Stock is listed on a securities exchange or quotation system other than NASDAQ, any comparable rule or regulation of the primary securities exchange or quotation system on which the Common Stock is listed or quoted (whether by final rule or otherwise).  The fact that an individual has been designated by the Investor for nomination pursuant to this Agreement will not, in and of itself, disqualify that individual as an Independent Director.

“Investor” has the meaning assigned in the preamble.

“Investor Shares” means, as of the applicable measurement date, the sum of the shares of Common Stock and Other Capital Stock Beneficially Owned by the Investor and its Affiliates (including, for the avoidance of doubt, the Conversion Shares assuming all Conversion Shares then issuable pursuant to the Convertible Notes Beneficially Owned by the Investor are outstanding) and any shares of Common Stock or other securities issued in respect thereof or into which such shares of Common Stock or other securities shall be converted in connection with stock splits, reverse stock splits, stock dividends or distributions, combinations or any similar recapitalizations after the date of this Agreement.

“Law” means any statute, code, Order, law, ordinance, rule, regulation or other requirement of any Governmental Authority.

“Lien” means any lien, pledge, encumbrance, mortgage, deed of trust, security interest, equity, claim, lease, license, charge, option, adverse right, right of first or last negotiation, offer or refusal, easement or transfer restriction of any kind or nature whatsoever, whether arising by agreement, operation of Law or otherwise.

“NASDAQ” means the NASDAQ Stock Market LLC.

“New Shares” means any shares of capital stock of the Company, including Common Stock or Other Capital Stock, whether authorized or not by the Board or any committee of the Board, and rights, options, or warrants to purchase said shares of capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided, however, that the term “New Shares” shall not include:  (i) securities issued to employees, consultants, officers and directors of the Company, pursuant to any arrangement approved by the Board or the Board’s compensation committee; (ii) securities issued in connection with the acquisition of another business or assets of another Person by the Company by merger or purchase of the assets or shares, or other reorganization; (iii) securities issued pursuant to any rights or agreements, including, without limitation, convertible securities, options and warrants, provided that either (x) the Company shall have complied with Section 3.8 with respect to the initial sale or grant by the Company of such rights or agreements or (y) such rights or agreements existed prior to the Closing (it being understood that any modification or amendment to any such pre-existing right or agreement subsequent to the Closing with the effect of increasing the percentage of the Company’s fully-diluted securities underlying such rights agreement shall not be included in this clause (iii); (iv) securities issued in connection with any stock split, stock dividend, recapitalization, reclassification or similar event by the Company; (v) Conversion Shares issued upon conversion of any portion of the then outstanding Convertible Notes; (vi) warrants issued in connection with debt financings; (vii) securities registered under the Securities Act that are issued in an underwritten public offering; and (viii) any right, option, or warrant to acquire any security convertible into the securities excluded from the definition of New Shares pursuant to clauses (i) through (vii) above.

“Nominating Committee” means the Nominating & Corporate Governance Committee of the Board.

“Order” means any judgment, order, injunction, stipulation, decree, writ, doctrine, ruling, assessment or arbitration award or similar order of any Governmental Authority.

“Other Capital Stock” means shares of any class of capital stock of the Company (other than the Common Stock) that are entitled to vote generally in the election of Directors.

“Outstanding Stock” means, as of the applicable measurement date, together, the sum of (1) the outstanding shares of Common Stock and any Other Capital Stock and (2) the Conversion Shares issuable upon the conversion of the aggregate amount Convertible Notes then outstanding (calculated assuming all Conversion Shares then issuable pursuant to the Convertible Notes are outstanding).

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

“Strategic Committee” has the meaning assigned in Section 3.1(k).

“Third Party” means any Person other than the Company, its Subsidiaries and the Investor and each of such Person’s respective members, directors, officers and Affiliates.

“Trading Day” means any day on which the Common Stock is traded on NASDAQ, or, if NASDAQ is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded.

Section 1.2             Construction.  Unless the context of this Agreement clearly requires otherwise:  (i) references to the plural include the singular and vice versa; (ii) references to one gender include all genders; (iii) whenever the words “include,” “includes” or “including” are used in this Agreement they will be deemed to be followed by the phrase “without limitation;” (iv) the words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; and (v) when a reference is made in this Agreement to a Section, Schedule, Exhibit or Annex, such reference shall be to a

Section, Schedule, Exhibit or Annex of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1             Representations and Warranties of the Company.  The Company represents and warrants to the Investor as of the date hereof that:

(a)           The Company is duly incorporated, validly existing and in good standing under the Laws of Maryland with all requisite power and authority required to conduct its business as presently conducted.

(b)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all requisite corporate action of the Company.  No other action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement.

(c)           This Agreement has been duly executed and delivered by the Company and, assuming this Agreement has been duly authorized, executed and delivered by the Investor, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity, regardless of whether enforcement is sought in equity or at Law.

(d)           The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations under this Agreement (i) does not violate any provision of the Constituent Documents of the Company; and (ii)(A) does not conflict with or violate any applicable Law of any Governmental Authority having jurisdiction over the Company or any part of the properties or assets of the Company, (B) does not require the Consent of any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract to which the Company is a party or by which any of its properties or assets is bound, (C) does not result in the creation or imposition of any Lien on any part of the properties or assets of the Company, (D) does not violate any Order binding on the Company or any part of its properties or assets, and (E) does not otherwise require any Governmental Approvals or any Third Party Consents.

Section 2.2             Representations and Warranties of the Investor.  The Investor represents and warrants to the Company that as of the date hereof:

(a)           The Investor is duly formed, validly existing and in good standing under the Laws of Delaware with all requisite power and authority required to conduct its business as presently conducted.

(b)           The Investor has all requisite limited liability power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by the Investor of this Agreement and the performance by the Investor of its obligations hereunder have been duly authorized by all requisite limited liability company action of the Investor.  No other action on the part of the Investor or its members is necessary to authorize the execution, delivery and performance by the Investor of this Agreement.

(c)           This Agreement has been duly executed and delivered by the Investor and, assuming this Agreement has been duly authorized, executed and delivered by the Company, constitutes the legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity regardless of whether enforcement is sought in equity or at Law.

(d)           The execution and delivery of this Agreement by the Investor and the performance by the Investor of its obligations under this Agreement (i) does not violate any provision of the Constituent Documents of the Investor; and (ii)(A) does not conflict with or violate any applicable Law of any Governmental Authority having jurisdiction over the Investor or any part of the properties or assets of the Investor, (B) does not require the Consent of any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract to which the Investor is a party or by which any of its properties or assets is bound, (C) does not result in the creation or imposition of any Lien on any part of the properties or assets of the Investor, (D) does not violate any Order binding on the Investor or any part of its properties or assets, and (E) does not otherwise require any Governmental Approvals or any Third Party Consents.

ARTICLE III
BOARD OF DIRECTORS

Section 3.1             Board of Directors.  (a)  Effective as of the Closing, the Company shall (i) increase the size of the Board by two Directors so that upon such increase the Board shall consist of nine Directors divided equally among the three existing classes of Directors and (ii) cause Daniel Schrupp, Andrew Intrater and Jason

Epstein to be appointed to the Board (whose names and classes are set forth on Exhibit A hereto, with Mr. Schrupp qualifying as an Independent Director) and Paul Lipari as an observer.  The Company and the Investor shall take all necessary action to ensure, unless otherwise agreed by the Board, including the Directors designated by the Investor, that for so long as the Investor Shares represent at least 5% of the Outstanding Stock that (i) the Board shall consist of not more than nine Directors and (ii) the Board will be divided into three equal classes.

(b)           If the Investor Shares represent at least 25% of the Outstanding Stock, the Company shall, at each annual (or special) meeting of stockholders of the Company at which Directors are to be elected, nominate and recommend for election that number of individuals designated by the Investor to serve as Directors necessary to ensure that (assuming such designees are elected) three Directors are individuals designated by the Investor, provided, that if necessary to ensure that a majority of the members of the Board are Independent Directors, then the Investor shall designate an individual who qualifies as an Independent Director; provided, further, that the Company shall have no further obligation pursuant to this Section 3.1(b) once the Investor Shares cease to represent at least 25% of the Outstanding Stock, even if the Investor subsequently owns a number of Investor Shares representing at least 25% of the Outstanding Stock, except as provided in Section 3.1(h) below.

(c)           If the Investor Shares represent at least 15% but less than 25% of the Outstanding Stock, the Company shall, at each annual (or special) meetings of stockholders of the Company at which Directors are to be elected, nominate and recommend for election that number of individuals designated by the Investor to serve as Directors necessary to ensure that (assuming such designees are elected) two Directors are individuals designated by the Investor; provided, that the Company shall have no further obligation pursuant to this Section 3.1(c) once the Investor Shares cease to represent at least 15% of the Outstanding Stock even if the Investor subsequently owns a number of Investor Shares representing at least 15% of the Outstanding Stock, except as provided in Section 3.1(h) below.

(d)           If the Investor Shares represent at least 5% but less than 15% of the Outstanding Stock, the Company shall, at each annual (or special) meeting of the stockholders of the Company at which Directors are to be elected, nominate and recommend for election an individual designated by the Investor to serve as a Director if necessary to ensure that one Director is an individual designated by the Investor provided, that the Company shall have no further obligation pursuant to this Section 3.1(d) once the Investor Shares cease to represent at least 5% of the Outstanding Stock even if the Investor subsequently owns a number of Investor Shares representing at least 5% of the Outstanding Stock, except as provided in Section 3.1(h) below.

(e)           [Reserved]

(f)            Upon the death, disability, retirement, resignation or other removal of a Director designated by the Investor, subject to Section 3.1(g) below, the Board shall elect as a Director to fill the vacancy so created an individual designated by the Investor.

(g)           Each individual designated by the Investor for nomination as a Director or observer shall be reasonably acceptable to the Nominating Committee (it being understood and agreed that the individuals set forth in Section 3.1 are reasonably acceptable to the Nominating Committee).

(h)

(i)          Subject to (ii) below, in the event that, as of any date, the Investor Shares represent less than the number of shares that would entitle the Investor and its Affiliates pursuant to this Section 3.1 to designate the number of the Investor-designated Directors then serving on the Board, then if requested by the Nominating Committee (other than any member thereof designated by the Investor), the Investor shall promptly take all necessary action to cause the resignation, effective at the next annual meeting of the Company, of that number of Investor-designated Directors as is required to cause the remaining number of Investor-designated Directors to conform to this Section 3.1.

(ii)         Notwithstanding the foregoing, if the Investor Shares represent a percentage of Outstanding Stock that is less than the applicable minimum specified in Sections 3.1(b), (c) or (d) as a result of dilution of the Investor Shares (in which case, the  Company shall deliver a written notice to the Investor of such dilution event, the “Dilution Notice”) and within ten days following receipt of the Dilution Notice the Investor gives the Company a written notice of its intention to acquire, directly or indirectly through its Affiliates, an amount of Common Stock, Convertible Notes or Other Capital Stock such that immediately following such acquisition the Investor Shares represent a percentage of Outstanding Stock equal to or greater than the minimum percentage of Outstanding Stock specified in Sections 3.1(b), (c) or (d), as applicable, (a “Cure Purchase”) within 90 days of the Company’s receipt of the Dilution Notice (the “Cure Period”), then the Investor shall not be required to cause any Investor-designated Director(s) to resign in accordance with Section 3.1(h)(i);  provided, however, that if the Cure Purchase is not consummated within the Cure Period, then if requested by the Nominating Committee (other than any member thereof designated by the Investor), the Investor shall promptly take all necessary action to cause the resignation, effective at the next annual meeting of the Company, of that number of Investor-designated Directors as is required to cause the remaining number of Investor-designated Directors to conform to this Section 3.1;  provided, further, that the Investor shall not be required to cause any Investor-designated Director(s) to resign in accordance with Section 3.1(h) as a result of a dilution of the Investor Shares unless and until the Company complies with procedures in this Section 3.1(h)(ii).

(i)            For the purpose of determining the number of Directors the Investor shall be entitled to designate for nomination pursuant to this Section 3.1 at a stockholder meeting, the Investor Shares shall be calculated as of the close of business on the last Trading Day of the month immediately prior to the date on which the Nominating Committee selects Director nominees for election at the relevant stockholder meeting.

(j)            The Company shall cause each individual designated by the Investor for nomination in accordance with this Section 3.1 to be included in the Board’s “slate” of nominees for the applicable meeting of stockholders and shall use commercially reasonable best efforts to solicit from its stockholders eligible to vote for the election of Directors proxies (i) in favor of the election of such persons and (ii) against removal of any such designee.

(k)           The Board shall establish a Strategic Committee of the Board (the “Strategic Committee”), which shall continue in existence until the date that the Investor Shares represent less than 25% of the Outstanding Stock.  The Strategic Committee shall initially consist of four members:  two Directors designated by the Investor and two Directors designated by the Independent Directors of the Company not designated by the Investor.  The initial members of the Strategic Committee shall be Robert Machinist, Peter Rothschild, Jason Epstein and Andrew Intrater.  Any successor member of the Strategic Committee to the two Directors designated by the Independent Directors of the Company shall be designated by the Independent Directors of the Company not designated by the Investor.  Any successor member of the Strategic Committee to the Directors designated by the Investor shall be designated by the Investor.  The Strategic Committee shall report and make recommendations to the Board regarding the following and, for matters approved by the Board, will be responsible for effectuating the following:  (i) identifying and executing merger and acquisition opportunities, (ii) working with members of the Company’s senior management to set direction for the Company, including new investment initiatives and investment products, (iii) the hiring, dismissal and scope of responsibility of senior management, and (iv) the integration of CLO platforms of the Manager and the Company.

(l)            The rights of the Investor set forth in this Section 3.1 are personal to the Investor and the Investor shall not transfer, delegate or assign, whether in connection with any sale of Common Stock or Convertible Notes or otherwise, any right of the Investor under this Section 3.1 to any Person other than an Affiliate of the Investor.  Any purported transfer, delegation or assignment shall be null and void ab initio.

(m)          Each Investor-designated Director(s) shall receive the same compensation and benefits as the other outside directors, including reimbursement for travel, lodging and related expenses incurred in connection with meetings of the Board or any of their respective subsidiaries, or any committee thereof, or otherwise in service as a Director or member of the boards of directors of the Company or any of its respective subsidiaries in accordance with the Company’s policies applicable to the other outside directors.

(n)           The Company shall to the maximum extent permitted under applicable Law, indemnify each Director designated by the Investor, from and against any and all losses which may be imposed on, incurred by, or asserted against such Director in any way relating to or arising out of, or alleged to relate to or arise out of, the Director’s service in that capacity pursuant to the Company’s Constituent Documents and an indemnification agreement in the form heretofore provided to the Investor.

(o)           The Directors designated by the Investor shall be covered by the directors’ and officers’ liability insurance and fiduciary liability insurance carried by the Company, the current benefits and levels of coverage of which have been disclosed to the Investor.

Section 3.2             Investor Activities.

(a)           Until the earlier of (x) the third anniversary of this Agreement and (y) such date as the Investor Shares represent less than 15% of the Outstanding Stock, the Investor and its Affiliates, including their respective directors, officers and employees) will not do any of the following, directly or indirectly (which, shall include any action taken on behalf of the Investor or its Affiliates), unless the Investor has obtained the prior unanimous written consent of the Independent Directors not designated by the Investor:

(i)            (A) engage, or in any way participate, directly or indirectly, in any “solicitation” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) of proxies or consents in any “election contest” with respect to the Company’s Directors (regardless of whether it involves the election or removal of directors of the Company), (B) seek to advise, encourage or influence any Person with respect to the voting of any voting securities of the Company in any “election contest” with respect to the Directors (regardless of whether it involves the election, removal of or withholding votes for Directors), (C) initiate, propose or otherwise “solicit” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) stockholders of the Company for the approval of stockholder proposals in connection with the election or removal of or withholding votes for Directors of the Company, or (D) induce or attempt to induce any other Person to initiate any such stockholder proposal;

(ii)           form, join or in any way participate in a partnership, syndicate or other group (including without limitation any “group” as defined under Section 13(d)(2)of the Exchange Act) with any Person other than an Affiliate of the Investor with respect to any voting securities of the Company in connection with any “election contest” with respect to the Directors (regardless of whether it involves the election or removal of or withholding votes for Directors);

(iii)          seek, alone or in concert with others, (A) to obtain representation on the Board, except as otherwise expressly permitted in this Agreement, (B) to effect the removal of any Director, except as otherwise expressly permitted in this Agreement, or (C) to make a stockholder proposal at any meeting of the stockholders of the Company to change the size of the Board, the authority of the Nominating Committee or the manner in which Directors are elected;

(iv)          enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing; or

(v)           request, directly or indirectly, any amendment or waiver of any provision of this Section 3.2 (including this clause (v)) by the Company; provided that nothing in this Section 3.2 shall prohibit the Investor from voting Common Stock owned by the Investor for, against or withholding its votes from any Directors nominated by the Nominating Committee.

(b)           The Investor agrees that the Investor shall, as a condition precedent to any sale or series of related sales or other transfers or series of related transfers (including by merger or other operation of Law) of Investor Shares representing 15% or more of the Outstanding Stock to any single Person or its Affiliates, require that such Person enter into a written agreement with the Company providing that such Person will agree to be bound by the terms of this Section 3.2.  Any purported sale or transfer by the Investor without compliance of the obligation in the preceding sentence shall be null and void ab initio.  For the avoidance of doubt, the requirements of this Section 3.2(b) shall apply to any Person acquiring Investor Shares representing 15% or more of the Outstanding Stock even if following such sale or transfer the Investor would own Investor Shares representing less than 5% of the Outstanding Stock.

Section 3.3             Majority Voting Provision.  Until the date that the Investor Shares represent less than 5% of the Outstanding Stock, the Company shall adopt and continue to maintain a majority voting bylaw provision substantially in the form attached as Exhibit B hereto, with such modifications as are required by Law.

Section 3.4             Market Activity.  Until the earlier of (x) the third anniversary of this Agreement and (y) the date that the Investor Shares represent less than 10% of the Outstanding Stock, the Investor shall not, directly or indirectly, nor permit its Affiliates or any Person acting on behalf of or pursuant to any understanding with the Investor or its Affiliates, to engage in any Short Sales, derivatives, participations, swaps or enter into any other arrangements that transfer to another Person, in whole or in part, any of the economic consequences of ownership of the Common Stock and the

Convertible Notes held by the Investor without transferring title to or legal ownership of such Common Stock and Convertible Notes.  Except as set forth in Section 3.2 and this Section 3.4, the Convertible Note Purchase Agreement  and applicable Law, the sale or transfer of any securities of the Company by the Investor shall not be subject to any restrictions.

Section 3.5             Affiliate Transactions.  Except as expressly contemplated by this Agreement, the Acquisition and Investment Agreement or the Registration Rights Agreement, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of a majority of the Independent Directors, enter into or commit to enter into any Contract, arrangement or understanding between the Company and its direct or indirect Subsidiaries, on the one hand, and the Investor and its Affiliates, on the other hand.

Section 3.6             Committee Membership. Except as otherwise stated in Section 3.1(k) and subject to such Investor-designated Director or Directors satisfying applicable qualifications under the Company’s Corporate Governance Guidelines, applicable law, regulation or stock exchange rules and regulations, the Investor shall be entitled to have representation on all committees of the Board equal to (x) the number of members of the committee multiplied by (y) the number of Investor-designated Directors divided by the total number of Directors (rounded up to the next whole number if the quotient includes a remainder of .5 or more and rounded down to the next whole number (which may be zero) if the quotient includes a remainder of less than .5); provided, that for so long as the Investor Shares represent at least 15% of the Outstanding Stock, the Investor shall be entitled to have representation of at least one Investor-designated Director on all committees of the Board.  If none of the Investor-designated Directors satisfy the applicable qualifications under the Company’s Corporate Governance Guidelines, applicable law, regulation or stock exchange rules and regulations to sit on any committee of the Board, then the Board shall permit an Investor-designated Director to attend (but not vote) at the meetings of such committee as an observer if permitted by the Company’s Corporate Governance Guidelines, applicable law, regulation or stock exchange rules and regulations.

Section 3.7             Board Observer.  In addition to the rights of the Investor in Section 3.1, for so long as the Investor Shares represent at least 15% of the Outstanding Stock, the Investor shall also be entitled to designate one observer to attend (but not vote) at all meetings of the Board and each committee of the Board.

Section 3.8             Preemptive Rights.

(a)           For so long as the Investor Shares represent at least 5% or more of the Outstanding Stock, the Investor shall have, the right to purchase, in accordance with the procedures set forth herein, its pro rata portion (calculated based solely on the Common Stock issued or issuable to the Investor upon conversion of the Convertible Notes as a percentage of the then-outstanding Common Stock prior to issuance of the New Shares)

of any New Shares which the Company may, from time to time, propose to sell and issue (hereinafter referred to as the “Preemptive Right”).

(b)           In the event that the Company proposes to issue and sell New Shares, the Company shall notify the Investor in writing with respect to the proposed New Shares to be issued (the “New Shares Notice”).  Each New Shares Notice shall set forth:  (i) the number of New Shares proposed to be issued by the Company and their purchase price; (ii) the Investor’s pro rata portion (calculated based on the Common Stock issued or issuable to the Investor upon conversion of the Convertible Notes as a percentage of the then-outstanding Common Stock prior to issuance of the New Shares) of New Shares and (iii) any other material term and, if known, the expected date of consummation of the purchase and sale of the New Shares.

(c)           The Investor shall be entitled to exercise its right to purchase such New Shares by delivering an irrevocable written notice to the Company within 15 days from the date of receipt of any such New Shares Notice specifying the number of New Shares to be subscribed, which in any event can be no greater than the Investor’s pro rata portion (calculated as provided above) of such New Shares at the price and on the terms and conditions specified in the New Shares Notice.

(d)           If the Investor does not elect within the applicable notice period described above to exercise its preemptive rights with respect to any of the New Shares proposed to be sold by the Company, the Company shall have 90 days after expiration of all such notice period to sell or to enter into an agreement to sell such unsubscribed New Shares proposed to be sold by the Company, at a price and on terms no more favorable to the purchaser than those offered to the Investor.

(e)           The Investor shall take up and pay for any New Shares pursuant to the Preemptive Right upon closing of the issuance of the New Shares, and shall have no right to acquire such New Shares if the issuance thereof shall not be consummated.

ARTICLE IV
NON SOLICITATION

Section 4.1             Non Solicitation.  Without the consent of the Board, until the Investor Shares represent less than 5% of the Outstanding Stock, the Investor and its Affiliates shall not, directly or indirectly, solicit for employment or any similar arrangement or hire any employee of the Company or any of its Affiliates; provided, however, that this Section 4.1 shall not prohibit the hiring of a person (i) whose employment has been terminated by the Company, (ii) who responds to general solicitations of employment through advertisements or other means not targeted specifically to such employees or (iii) who was an employee of the Investor or its Affiliates after the Closing Date prior to being employed by the Company or its Affiliates after the Closing Date.

ARTICLE V
MISCELLANEOUS

Section 5.1             Termination of Agreement.  This Agreement shall continue in effect until the first to occur of (i) the Investor Shares represent less than 5% of the Outstanding Stock; provided, that the requirements of Section 3.2(b) shall apply to a sale or transfer of Investor Shares representing 15% or more of the Outstanding Stock that following such sale or transfer results in the Investor Shares representing less than 5% of the Outstanding Stock, and (ii) termination of this Agreement by written agreement of the Company and the Investor.

Section 5.2             Expenses.  Except as otherwise expressly set forth herein and in the Acquisition and Investment Agreement, each party hereto shall pay its own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated hereby.

Section 5.3             Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or when sent by telecopier (with receipt confirmed); provided, that a copy is also sent by registered mail, return receipt requested, or by courier addressed as follows (or to such other address for the Company or Investor as shall be specified by like notice):

If to the Company:

Deerfield Capital Corp.
6250 North River Road
9th Floor
Rosemont, Illinois 60018
Attention: Robert Contreras
Telecopier: (773) 380-1695

with copies to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Marc Weingarten, Esq.
Telecopier: (212) 593-5955

If to Investor:

Bounty Investments, LLC
c/o Columbus Nova Partners, LLC

601 Lexington Avenue, 58th Floor
New York, New York 10022
Attention: Paul Lipari
Telecopier: (646) 349-1091

with copies to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention: James C. Gorton, Esq.
Telecopier: (212) 751-4864

Section 5.4             Governing Law.  EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO THE ELECTION OF DIRECTORS ARE APPLICABLE, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES THAT WOULD APPLY THE LAWS OF ANY OTHER JURISDICTION.

Section 5.5             Consent to Jurisdiction.  Each Party to this Agreement, by its execution hereof, (a) hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim, in whole or in part, arising out of, related to, based upon or in connection with this Agreement or the subject matter hereof shall be brought only in the courts of the State Courts of the State of New York, New York County or the United States District Court located in the State of New York, New York County, (b) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of forum non conveniens or otherwise. Each party hereby (i) consents to service of process in any such action in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 5.3, shall constitute good and valid service of process in any such action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 5.6             Specific Performance.  The parties to this Agreement each acknowledge that each party would not have an adequate remedy at law for money damages in the event that any of the covenants hereunder have not been performed in accordance with their terms, and therefore agree that the other parties shall be entitled to specific enforcement of the terms hereof and any other equitable remedy to which such parties may be entitled.

Section 5.7             Waiver of Jury Trial.  The parties each hereby waive trial by jury in any judicial proceeding involving, directly or indirectly, any matters (whether sounding in tort, contract or otherwise) in any way arising out of, related to or connected with this Agreement or the transactions contemplated hereby.

Section 5.8             Binding Effect; Persons Benefiting; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.  Without the prior written consent of the other party hereto, this Agreement may not be assigned by either party hereto and any purported assignment made without such consent shall be null and void.

Section 5.9             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall constitute one and the same instrument.

Section 5.10           Entire Agreement.  This Agreement, including the Schedules, Exhibits, Annexes, certificates and lists referred to herein, any documents executed by the parties simultaneously herewith or pursuant thereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the parties with respect to such subject matter.

Section 5.11           Severability.  If any provision of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable in any jurisdiction, (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of their invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.12           Amendments and Waivers.  This Agreement may not be amended, altered or modified except by written instrument executed by the Investor and the Company and approved by the unanimous written consent of the Independent Directors not designated by the Investor.  The failure by any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Any waiver made by any party hereto in connection with this Agreement shall not be valid unless agreed to in writing by such party.

Section 5.13           Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

DEERFIELD CAPITAL CORP.

By:	/s/ Jonathan Trutter
Name: Jonathan Trutter
Title: Chief Executive Officer

INVESTOR:

BOUNTY INVESTMENTS, LLC

By:	/s/ Andrew Intrater
Name: Andrew Intrater
Title: Chief Executive Officer

EXHIBIT A

Name	Class
Daniel Schrupp	Class I
Andrew Intrater	Class II
Jason Epstein	Class III

EXHIBIT B

Majority Voting Bylaw Provisions.
(to replace existing provisions)

Section 7.               Voting.

(a)(i)  Each director to be elected by stockholders after the effective date of this Bylaw shall be elected by the vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this Bylaw, a majority of votes cast (a “Majority Vote”) shall mean that the number of votes cast “for” a director’s election exceeds the number of votes “withheld” from or cast “against” that director’s election. Votes cast shall exclude “abstentions” and any “broker non-votes” with respect to that director’s election. Notwithstanding the foregoing, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of all the votes cast at a meeting for the election of directors at which a quorum is present. For purposes of this Bylaw, a contested election shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination that an election is “contested” to be made by the Secretary within 30 days following the close of the applicable notice of nomination period set forth in Section 11, based on whether one or more notices of nomination meeting the requirements of Section 11 were timely filed in accordance with Section 11 (provided that the determination that an election is a “contested election” shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity). If, prior to the day preceding the day the Company first mails its notice of meeting in connection with such election of directors, one or more notices of nomination are withdrawn such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a contested election.

(ii)  In order for any incumbent director to become a nominee of the Board of Directors for further service on the Board of Directors, such person shall submit an irrevocable resignation, contingent on that person’s not receiving a Majority Vote in an election that is not a contested election. In the event an incumbent director fails to receive a Majority Vote in an election that is not a contested election, the resignation of such incumbent director shall be automatically effective without any further action by the Board or any committee thereof and the Board of Directors may, in its sole discretion, fill any resulting vacancy pursuant to the provisions of Section 12.

Section 3.               Resignations.

Any Director may resign at any time by sending a written notice of such resignation to the principal executive office of the Corporation addressed to the Chairman of the Board or the President.  Such resignation shall take effect at the time specified therein or upon the happening of an event or events specified therein, or if the time is not specified and the resignation is not made contingent upon the happening of an event or events, upon receipt thereof by the Chairman of the Board or the President.